Exhibit (d)(2)

CVS Caremark Corporation

                                     July 8, 2008

Longs Drug Stores Corporation

141 North Civic Drive

Walnut Creek, California 94596

Attention: William F. Rainey, Esq.

Ladies and Gentlemen:

In connection with our mutual consideration of a possible transaction (the “Transaction”) between CVS Caremark Corporation (“we”, “us” or “CVS”) and Longs Drug Stores Corporation (the “Company”), it is expected that the Company or its Representatives (as defined below) will furnish CVS and its Representatives with certain information about the business, operations and affairs of the Company and its subsidiaries. Such information (whether oral, written, electronic or otherwise), regardless of the form in which it is provided, together with any notes, analyses, compilations, studies, interpretations or other documents prepared by CVS or its Representatives which contain or otherwise reflect such information, is hereinafter referred to as “Confidential Information,” except that “Confidential Information” does not include any information that (i) was publicly available prior to the date of this agreement or hereafter becomes publicly available without any violation of this agreement on the part of CVS or any of its Representatives (ii) was available to CVS or its Representatives on a non-confidential basis prior to its disclosure to CVS or its Representatives by the Company or its Representatives or (iii) becomes available to CVS and its Representatives from a person other than the Company and its Representatives who is not, to the best of our knowledge, subject to any legally binding obligation to keep such information confidential. As used in this agreement, “person” means an individual or entity and the “Representatives” of any person means the affiliates, officers, directors, employees, attorneys, accountants, financial advisors and other agents or representatives of such person.

We agree that all Confidential Information will be kept confidential and will not be disclosed, in whole or in part, by CVS or any of its Representatives to any person other than those of our Representatives who need to know such Confidential Information for the purpose of evaluating a possible Transaction. CVS will be responsible for any breach of this agreement by us or any of your Representatives.

Without the prior written consent of the other party, each party agrees that neither such party nor any of its Representatives will disclose to any person (other than to its Representatives that have a need to know such information) the fact that any Confidential Information has been made available hereunder, that discussions or negotiations are taking place concerning a possible Transaction, or any of the terms, conditions or other facts with respect to any possible Transaction or other transaction with the Company, including the status thereof, except as otherwise required by law or the applicable rules of any national securities exchange.

CVS agrees that it will not use or allow the use of any Confidential Information for any purpose except to evaluate the possible Transaction.

CVS will inform the Company promptly of any determination by CVS not to proceed with its consideration of the possible Transaction. If CVS determines not to proceed with consideration of the possible Transaction, or promptly following CVS’ receipt of a request from the Company, CVS shall elect either to destroy or to return to the Company all Confidential Information provided to CVS or its Representatives, except for that portion of the Confidential Information that consists of analyses, compilations, studies or other documents prepared by CVS or its Representatives. That portion of the Confidential Information that consists of analyses, compilations, studies or other documents prepared by CVS or its Representatives will, to the extent legally permitted, be destroyed immediately upon the Company’s request. Upon the request of the Company, CVS will provide the Company with prompt written confirmation of CVS’ compliance with the first two sentences of this paragraph. Notwithstanding the foregoing, CVS’ legal department may maintain a copy of the Confidential Information in its restricted access files for actual or anticipated litigation, regulatory compliance or corporate record keeping purposes.

If CVS or anyone to whom CVS transmits Confidential Information is requested or required (by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demand or similar process) to disclose any of the Confidential Information, CVS will provide the Company with prompt notice so that the Company may seek a protective order or other appropriate remedy and/or waive CVS’ compliance with the provisions of this agreement. If such protective order or other remedy is not obtained, or the Company waives CVS’ compliance with the provisions of this agreement, CVS will furnish only that portion of the Confidential Information that is legally required to be furnished, in the opinion of its counsel, and will exercise its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

Each party agrees that for a period beginning on the date of this agreement and ending eighteen months after the date hereof, neither such party nor any of its affiliates (nor any person acting on behalf of or in concert with such party or any of its affiliates) will, without the prior written consent of the other party, solicit for employment any management level employee (excluding, for avoidance of doubt, any pharmacist or other store level employee) employed by the other party or its subsidiaries, provided that the foregoing provision will not restrict (i) general advertisements for employment conducted by such party or any agent (including placement and recruitment agencies) not specifically targeted at such persons or hiring any such person in response to any such general advertisement, (ii) hiring a person who contacts a party on his or her own initiative without any direct or indirect encouragement by a party or (iii) soliciting or hiring a person whose employment was terminated by the other party.

No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

Each party agrees that a party would be irreparably injured by a breach of this agreement by the other party or its Representatives and that, in such event, the non-breaching party shall be entitled, in addition to any and all other remedies, to injunctive relief and specific performance.

The Company and its Representatives make no representations or warranties, express or implied, with respect to the Confidential Information, except for any representations and warranties that may be expressly made to a purchaser in a definitive purchase agreement when, as, and if finally executed, and subject to such limitations and restrictions as may be specified in such agreement. CVS agrees that neither the Company nor any of its Representatives shall have any liability to CVS or any of its Representatives resulting from the selection or use of the Confidential Information by CVS or its Representatives or any errors therein or omission therefrom. CVS understands and agrees that, unless and until a definitive agreement between the Company and CVS with respect to the proposed Transaction has been executed and delivered, neither the Company nor CVS will be under any legal obligation of any kind whatsoever with respect to any transaction (except for the express obligations set forth in this agreement).

All proprietary and intellectual property rights in and to the Confidential Information shall remain the sole property of the Company, and nothing in this agreement shall be construed in any way to grant to CVS or its Representatives any express or implied option, license or other right, title or interest in or to any Confidential Information, or to any intellectual property rights embodied in such Confidential Information.

If any term or provision of this agreement or any application hereof shall be invalid and unenforceable, the remainder of this agreement and any other application of such term or provision shall not be affected thereby.

This agreement may be modified or waived only by an instrument signed by the parties hereto. This agreement may not be assigned by any party hereto without the express prior written consent of the other party hereto.

This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

This agreement will terminate on the third anniversary of the date hereof. This agreement may be executed and delivered by facsimile. Any facsimile signatures shall have the same legal effect as manual signatures.

Please confirm your agreement with the foregoing by signing in the space indicated below, and return a signed copy of this agreement to us.

Very truly yours,

CVS Caremark Corporation

By:	/s/ Douglas A. Sgarro
Name: Douglas A. Sgarro
Title: Executive Vice President and Chief Legal Officer

Accepted and agreed:

Longs Drug Stores Corporation

By:	/s/ William F. Rainey
Name: William F. Rainey
Title: Senior Vice President, Secretary and General Counsel